Exhibit 99.1
Global Traffic Network Announces Letter of Intent to
Acquire the Commercial Division of UBC Media Group plc
NEW YORK, May 07, 2008 (BUSINESS WIRE) — Global Traffic Network, Inc. (Nasdaq: GNET), a leading provider of custom traffic and news reports to radio and television stations outside the U.S., today announced that it has entered into a letter of intent to acquire the commercial division of UBC Media Group plc. UBC Media Group’s commercial division supplies traffic, news and entertainment information to approximately 250 radio stations in the United Kingdom in exchange for commercial airtime inventory that is then sold to advertisers. As contemplated by the letter of intent, the Company will acquire the share capital of the UBC Media Group subsidiary that conducts its commercial division operations for GBP 15 million (approximately $29.6 million). In its discretion, the Company may elect to satisfy GBP 1 million (approximately $2 million) of the purchase price by issuing 208,209 shares of its common stock.
William L. Yde III, Chairman, Chief Executive Officer and President of Global Traffic Network, commented, “We are extremely excited about the acquisition, as it will dramatically increase our footprint in the United Kingdom adding approximately 250 radio stations. With approximately $22.7 million in annual revenues during their most recent fiscal year and approximately $1.8 million net contribution after overhead during that period, the acquisition not only significantly expands our business in the UK, it dramatically increases the size and scope of Global Traffic Network as a whole. The stations currently serviced by the commercial division of UBC have a non-duplicated cume of approximately 16.7 million listeners weekly, which is greater than our combined reach in Australia and Canada.”
Mr. Yde continued, “While we are paying a premium for UBC’s commercial division, we believe that there are significant synergies with both our existing business and our Traffic Radio Service Contract with the United Kingdom Highways Agency that is expected to launch on July 1, 2008. We also believe there is significant growth in the network we are acquiring and potential to add additional stations to our expanded UK operations. We have always seen the UK as a huge opportunity for us, and we believe this acquisition is the best strategy to take advantage of that opportunity. The management of the commercial division is first rate and will be a key component of the execution of our growth strategy in the UK.”
Simon Cole, Chief Executive of UBC commented, “The Commercial team at UBC has spent 12 years building up a market leading networking business in the UK and now it is time for that to be part of a bigger international operation. I’m absolutely delighted to be working with Global Traffic Network to make that happen and to demonstrate to shareholders the value of what we have created. The UK radio market is developing very fast as consolidation takes hold and I am very confident that GTN can look forward to maintaining and building the strong business we have developed here.”
In connection with entering into the letter of intent, the Company will deliver an earnest money deposit of GBP 350,000 (approximately $690,000) that will be credited towards the purchase price at upon closing of the acquisition. The deposit is refundable if either UBC Media Group elects not to proceed with the transaction or if conditions specified in the letter of intent are not satisfied and the Company elects not to proceed. The deposit will be forfeited if the Company elects not to proceed with the transaction for other reasons. Subject to specified exceptions, the

Company has agreed not to solicit the customers of UBC Media Group’s commercial division for a period of six months following an election by the Company not to proceed with the transaction for any reason. Among other things, the planned acquisition is contingent upon completion of due diligence, negotiation of a mutually acceptable purchase agreement and receipt of approval by the shareholders of UBC Media Group. Subject to satisfaction of these conditions, the parties expect to close the transaction on or before July 31, 2008.
About Global Traffic Network
Global Traffic Network, Inc. (Nasdaq: GNET) is a leading provider of custom traffic and news reports to radio and television stations outside the U.S. The Company operates the largest traffic and news network in Australia, operates traffic networks in seven Canadian markets and has recently commenced operations in the United Kingdom. In exchange for providing custom traffic and news reports, television and radio stations provide Global Traffic Network with commercial airtime inventory that the Company sells to advertisers. As a result, radio and television stations incur no out-of-pocket costs when contracting to use Global Traffic Network’s services. For more information, visit the Company’s website at www.globaltrafficnetwork.com
About UBC Media Group
UBC is quoted on the London Stock Exchange’s AIM market. The Group is the market leader in the supply of audio content and broadcast data software to the radio industry in the UK. In addition to the entertainment, traffic & travel and national news services provided to commercial radio, the Group is the largest independent producer of radio programming for the BBC and the UK’s leading supplier of digital radio scrolling text and EPG software. It is also part of the MXR Regional Multiplex consortium, the 4Digital National Multiplex consortium and has recently launched ‘Cliq’, a service that creates an e-commerce platform for radio. www.ubcmedia.com
This press release contains statements that constitute forward-looking statements. These statements reflect our current views with respect to future events. These forward-looking statements involve known and unknown risks, uncertainties and other factors, including those discussed under the heading “Risk Factors” and elsewhere in our annual report 10-K. The Company can provide no assurance that the contemplated acquisition of UBC Media Group plc’s commercial division will be completed, which could alter the Company’s business strategy in the United Kingdom and affect the near-term operating prospects in that market. Any of the risks and uncertainties applicable to the Company may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements anticipated or implied by these forward-looking statements. These statements can be recognized by the use of words such as “may,” “will,” “intend,” ” should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “ predict,” “potential,” “plan,” “is designed to,” “target” or the negative of these terms, and similar expressions. We do not undertake to revise any forward-looking statements to reflect future events or circumstances.
At KCSA Strategic Communications:
David Burke / Lee Roth
212-682-6300
dburke@kcsa.com / lroth@kcsa.com

or
At Global Traffic Network, Inc.:
Scott Cody, Chief Financial Officer,
Chief Operating Officer
212-896-1255
scott.cody@globaltrafficnet.com

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